EXHIBIT (99)(a)

NEWS RELEASE

April 20, 2015
Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First quarter highlights:

•
Net earnings available to common shareholders were $2.3 million or $0.41 basic and diluted net earnings per common share for the three months ended March 31, 2015, as compared to $2.6 million or $0.46 basic and diluted net earnings per common share for the same period one year ago.

•	Average outstanding principal balance of loans increased $37.2 million to $654.7 million for the three months ended March 31, 2015 compared to $617.5 million for the three months ended March 31, 2014.
•	Non-performing assets declined to $12.4 million or 1.2% of total assets at March 31, 2015, compared to $14.9 million or 1.4% of total assets at March 31, 2014.
•	Total loans increased $42.5 million to $660.5 million at March 31, 2015, compared to $618.0 million at March 31, 2014.
•	Core deposits were $786.2 million or 94.73% of total deposits at March 31, 2015, compared to $748.3 million or 92.3% of total deposits at March 31, 2014.

Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in first quarter earnings to an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income and an increase in net interest income.

Net interest income was $8.7 million for the three months ended March 31, 2015, compared to $8.4 million for the three months ended March 31, 2014.  This increase was primarily due to an increase in interest income resulting from an increase in the average outstanding principal balance of loans combined with a decrease in interest expense resulting from a reduction in the cost of funds and a decrease in the average outstanding balance of interest bearing liabilities.  Net interest income after the provision for loan losses decreased to $8.5 million during the first quarter of 2015, compared to $8.8 million for the three months ended March 31, 2014.  The provision for loan losses for the three months ended March 31, 2015 was an expense of $173,000, as compared to a credit of $349,000 for the three months ended March 31, 2014.  The increase in the provision for loan losses is primarily attributable to a $42.5 million increase in loans from March 31, 2014 to March 31, 2015 and a $238,000 increase in net charge-offs during the three months ended March 31, 2015, as compared to the same period one year ago.

Non-interest income was $3.2 million for the three months ended March 31, 2015, compared to $2.8 million for the three months ended March 31, 2014.  This increase is primarily attributable to a $391,000 increase in miscellaneous non-interest income and a $135,000 increase in mortgage banking income.  The increase in miscellaneous non-interest income is primarily due to $87,000 in net gains on other real estate owned properties for the three months ended March 31, 2015, as compared to $162,000 in net losses and write-downs on other real estate owned properties for the three months ended March 31, 2014.

Non-interest expense was $8.7 million for the three months ended March 31, 2015, compared to $8.1 million for the three months ended March 31, 2014.  The increase in non-interest expense was primarily due to a $525,000 increase in salaries and benefits expense resulting primarily from an increase in the number of full-time equivalent employees and annual salary increases combined with a $138,000 increase in other non-interest expenses primarily due to a $49,000 increase in foreclosed property expense and a $25,000 increase in legal fees, which were partially offset by a $38,000 decrease in occupancy expense during the three months ended March 31, 2015, as compared to the three months ended March 31, 2014.

Total assets were $1.0 billion as of March 31, 2015 and 2014.  Available for sale securities were $282.6 million as of March 31, 2015, compared to $281.1 million as of March 31, 2014.  Total loans were $660.5 million as of March 31, 2015, compared to $618.0 million as of March 31, 2014.

Non-performing assets declined to $12.4 million or 1.2% of total assets at March 31, 2015, compared to $14.9 million or 1.4% of total assets at March 31, 2014.  The decline in non-performing assets is primarily due to a $2.6 million decrease in non-accrual loans.  Non-performing loans include $8.1 million in commercial and residential mortgage loans, $565,000 in acquisition, development and construction (“AD&C”) loans and $192,000 in other loans at March 31, 2015, as compared to $6.0 million in commercial and residential mortgage loans, $5.3 million in AD&C loans and $324,000 in other loans at March 31, 2014.  The allowance for loan losses at March 31, 2015 was $10.8 million or 1.6% of total loans, compared to $13.0 million or 2.1% of total loans at March 31, 2014.  Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $830.0 million as of March 31, 2015, compared to $810.5 million at March 31, 2014.  Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, increased $37.9 million to $786.2 million at March 31, 2015, as compared to $748.3 million at March 31, 2014.  Certificates of deposit in amounts of $250,000 or more totaled $36.2 million at March 31, 2015, as compared to $51.0 million at March 31, 2014.  This decrease is attributable to a $3.8 million decrease in wholesale certificates of deposit combined with a decrease in retail certificates of deposit which was expected as part of the Bank’s pricing strategy to allow maturing high cost certificates of deposit to roll-off.

Securities sold under agreements to repurchase were $38.7 million at March 31, 2015, as compared to $43.3 million at March 31, 2014.

Shareholders’ equity was $101.5 million, or 9.7% of total assets, as of March 31, 2015, compared to $88.4 million, or 8.5% of total assets, as of March 31, 2014.  This increase is primarily due to an increase in retained earnings and an increase in accumulated other comprehensive income resulting from an increase in the unrealized gain on investment securities.

Peoples Bank operates 21 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Bank also operates loan production offices in Lincoln and Durham Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2014.

CONSOLIDATED BALANCE SHEETS
March 31, 2015, December 31, 2014 and March 31, 2014
(Dollars in thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$47,730	$51,213	$50,906
Interest-bearing deposits	19,783	17,885	28,006
Cash and cash equivalents	67,513	69,098	78,912

Investment securities available for sale	282,575	281,099	300,756
Other investments	3,912	4,031	4,706
Total securities	286,487	285,130	305,462

Mortgage loans held for sale	806	1,375	635

Loans	660,477	651,891	618,040
Less: Allowance for loan losses	(10,843)	(11,082)	(12,978)
Net loans	649,634	640,809	605,062

Premises and equipment, net	16,745	17,000	16,419
Cash surrender value of life insurance	14,229	14,125	13,809
Accrued interest receivable and other assets	14,041	12,957	18,465
Total assets	$1,049,455	$1,040,494	$1,038,764

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$217,603	$210,758	$195,465
NOW, MMDA & savings	432,541	407,504	399,847
Time, $250,000 or more	36,237	47,872	51,046
Other time	143,579	148,566	164,177
Total deposits	829,960	814,700	810,535

Securities sold under agreements to repurchase	38,702	48,430	43,319
FHLB borrowings	50,000	50,000	65,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	8,660	8,080	10,880
Total liabilities	947,941	941,829	950,353

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,612,588 shares at 3/31/15 and 12/31/14
5,613,495 shares at 3/31/14	48,088	48,088	48,133
Retained earnings	47,110	45,124	39,109
Accumulated other comprehensive income	6,316	5,453	1,169
Total shareholders' equity	101,514	98,665	88,411

Total liabilities and shareholders' equity	$1,049,455	$1,040,494	$1,038,764

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2015 and 2014
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2015	2014
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$7,593	$7,401
Interest on due from banks	10	12
Interest on investment securities:
U.S. Government sponsored enterprises	713	847
State and political subdivisions	1,163	1,177
Other	88	108
Total interest income	9,567	9,545

INTEREST EXPENSE:
NOW, MMDA & savings deposits	111	126
Time deposits	247	334
FHLB borrowings	418	545
Junior subordinated debentures	97	96
Other	11	10
Total interest expense	884	1,111

NET INTEREST INCOME	8,683	8,434
PROVISION FOR LOAN LOSSES	173	(349)
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,510	8,783

NON-INTEREST INCOME:
Service charges	1,134	1,129
Other service charges and fees	355	419
Gain on sale of securities	-	26
Mortgage banking income	239	104
Insurance and brokerage commissions	161	198
Miscellaneous	1,356	965
Total non-interest income	3,245	2,841

NON-INTEREST EXPENSES:
Salaries and employee benefits	4,801	4,276
Occupancy	1,483	1,521
Other	2,464	2,326
Total non-interest expense	8,748	8,123

EARNINGS BEFORE INCOME TAXES	3,007	3,501
INCOME TAXES	679	923

NET EARNINGS AVAILABLE TO
COMMON SHAREHOLDERS	$2,328	$2,578

PER COMMON SHARE AMOUNTS
Basic net earnings	$0.41	$0.46
Diluted net earnings	$0.41	$0.46
Cash dividends	$0.06	$0.04
Book value	$18.09	$15.75

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2015 and 2014
(Dollars in thousands)

	Three months ended
	March 31,
	2015	2014
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$272,111	$299,017
Loans	654,728	617,461
Earning assets	948,279	942,723
Assets	1,036,299	1,019,275
Deposits	819,654	798,297
Shareholders' equity	101,328	87,712

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.97%	3.88%
Return on average assets	0.91%	1.03%
Return on average shareholders' equity	9.32%	11.92%
Shareholders' equity to total assets (period end)	9.67%	8.51%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$11,082	$13,501
Provision for loan losses	173	(349)
Charge-offs	(530)	(575)
Recoveries	118	401
Balance, end of period	$10,843	$12,978

ASSET QUALITY:
Non-accrual loans	$8,934	$11,568
90 days past due and still accruing	-	60
Other real estate owned	3,424	3,282
Total non-performing assets	$12,358	$14,910
Non-performing assets to total assets	1.18%	1.44%
Allowance for loan losses to non-performing assets	87.74%	87.04%
Allowance for loan losses to total loans	1.64%	2.10%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	3/31/2015	3/31/2014
Risk Grade 1 (excellent quality)	2.03%	2.32%
Risk Grade 2 (high quality)	23.44%	19.32%
Risk Grade 3 (good quality)	50.69%	48.80%
Risk Grade 4 (management attention)	16.36%	18.55%
Risk Grade 5 (watch)	4.28%	5.72%
Risk Grade 6 (substandard)	2.96%	5.00%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At March 31, 2015, including non-accrual loans, there were six relationships exceeding $1.0 million in the Watch risk grade (which totaled $14.2 million) and one relationship exceeding $1.0 million in the Substandard risk grade (which totaled $1.3 million). There was one relationship with loans in both the Watch and Substandard risk grades, which totaled $1.3 million for loans in both risk grades combined.

(END)